Exhibit 21.1
SUBSIDIARIES OF THE REGISTRANT
     The chart below lists the subsidiaries of VeriFone Holdings, Inc.

State or Jurisdiction of
Legal Name	Incorporation or Organization
VeriFone Intermediate Holdings, Inc.	Delaware
VeriFone, Inc.	Delaware
VeriFone Transportation Systems, Inc.	New York
VeriFone S.A.	Argentina
Lipman Electronic Engineering Australia Pty. Ltd.	Australia
VeriFone Australia Pty. Ltd.	Australia
VeriFone Systems Australia Pty. Ltd.	Australia
Lipman do Brasil Commercio Ltda.	Brazil
VeriFone do Brasil Ltda.	Brazil
VeriFone Canada, Inc.	Canada
VeriFone Electronic (Beijing) Ltd.	China
VeriFone Shanghai Co. Ltd.	China
Rayside Holdings Ltd.	Cyprus
VeriFone S.A.	France
VeriFone North Asia Ltd.	Hong Kong
VeriFone India Sales Pvt. Ltd.	India
VeriFone India Technology Pvt. Ltd.	India
Exceptis Technologies Ltd.	Ireland
VeriFone Systems Ireland Ltd.	Ireland
Casponet Ltd.	Israel
VeriFone Israel Ltd.	Israel
VeriFone Asia Ltd.	Israel
VeriFone Italia SRL	Italy
VeriFone Ltd.	Malta
VeriFone S.A. de C.V.	Mexico
VeriFone Sp. z.o.o.	Poland
VeriFone Singapore Pte. Ltd.	Singapore
Lipman Inegeneria Electronica S.L.	Spain
VeriFone Iberia S.L.	Spain
VeriFone España S.A.	Spain
Lipman Electronic Engineering B.V.	The Netherlands
VeriFone Elektronik ve Danishmanlik Ltd.	Turkey
Dione Ltd.	United Kingdom
Lipman Electronic Engineering (UK) Ltd.	United Kingdom
VeriFone Ltd.	United Kingdom
VeriFone UK Ltd.	United Kingdom
Trintech S.A.	Uruguay
VeriFone Systems Pte. Ltd.	Singapore